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Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Reports First Quarter 2007 Results
Earnings Per Share From Continuing Operations Increase 7 Percent to $1.10
Sales Increase 4 Percent to $7.3 Billion
Operating Margin Increases 13 Percent to $681 Million
Funded Contract Acquisitions Total $9 Billion
Cash from Operations Increases by $515 Million
     LOS ANGELES — April 24, 2007 — Northrop Grumman Corporation (NYSE: NOC) reported that first quarter 2007 income from continuing operations rose 7 percent to $387 million, or $1.10 per diluted share, from $362 million, or $1.03 per diluted share, in the first quarter of 2006. Sales for the 2007 first quarter increased 4 percent to $7.3 billion from $7.1 billion in the 2006 first quarter. Cash provided by operations for the 2007 first quarter totaled $400 million, $515 million higher than in the prior year period. First quarter 2006 operating results reflect the reclassification of certain operations from continuing to discontinued operations.
     “In the first quarter we increased sales, operating margin and earnings per share, improved our cash from operations, and generated robust funded contract acquisitions. All our businesses continue to perform well,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     “Although results were slightly impacted by a strike in Pascagoula, our employees are now back at work building great ships. With this quarter’s sound operating performance and strong cash from operations, we are well positioned to achieve our 2007 financial targets. Our performance continues to support a balanced cash deployment strategy, which in the first quarter included a 23 percent increase in our dividend and a $600 million accelerated share repurchase, retiring approximately 8 million shares,” Sugar concluded.

Northrop Grumman Reports First Quarter 2007 Results	2

2007 Guidance Confirmed
     The company expects 2007 sales to range between $31 and $32 billion. Earnings per diluted share from continuing operations are expected to range between $4.80 and $5.05. Net cash provided by operating activities is expected to range between $2.5 and $2.8 billion in 2007.
First Quarter 2007 Results
     First quarter 2007 sales totaled $7.3 billion, an increase of 4 percent over the prior year period. Total segment operating margin for the first quarter of 2007 rose 5 percent to $683 million from $653 million.
     Total operating margin for the 2007 first quarter increased 13 percent to $681 million from $604 million for the 2006 first quarter, reflecting growth in segment sales and margin rate, as well as lower net pension cost ($43 million improvement in net pension adjustment).
     Federal and foreign income taxes for the 2007 first quarter increased to $203 million from $164 million in the first quarter of 2006. During the first quarter of 2006, the company recognized a net tax benefit of $18 million related to tax credits associated with qualified wages paid to employees affected by Hurricane Katrina. The effective tax rate applied to income from continuing operations for the 2007 first quarter was 34.4 percent compared with 31.2 percent in the 2006 first quarter.
     Net income for the 2007 first quarter increased 8 percent to $387 million, or $1.10 per diluted share, from $358 million, or $1.02 per diluted share, for the same period of 2006. Earnings per share are based on weighted average diluted shares outstanding of 358.3 million for the first quarter of 2007 and 350.8 million for the first quarter of 2006. First quarter 2007 weighted average shares outstanding include the dilutive impact of 6.4 million shares of the company’s Series B mandatorily redeemable preferred stock.
     Funded contract acquisitions for the 2007 first quarter totaled $9 billion compared with $12.3 billion for the same period of 2006. First quarter 2006 funded contract acquisitions were positively impacted by the receipt of awards deferred from the fourth quarter of 2005 due to the delay in the passage of the 2006 defense budget. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $60.3 billion at March 31, 2007.
Cash Measurements, Debt and Share Repurchases
     Cash provided by operations in the 2007 first quarter totaled $400 million, an increase of $515 million over the same period a year ago. The year-over-year improvement includes higher net collections on programs in progress and less cash expended for discontinued operations. First quarter 2007 capital spending totaled $158 million and included $17 million for Hurricane Katrina damage repair, compared with

Northrop Grumman Reports First Quarter 2007 Results	3

capital spending of $173 million in the first quarter of 2006, which included $54 million for Hurricane Katrina damage repair.
     Cash and cash equivalents totaled $362 million at March 31, 2007 compared with $1 billion at Dec. 31, 2006, principally reflecting the $578 million acquisition of Essex Corporation in January 2007 and the $600 million accelerated share repurchase agreement executed in February 2007, partially offset by the effect of additional borrowings during the quarter. Approximately $575 million remains on the current share repurchase authorization, which the company expects to complete by the end of 2008.
     Total debt increased to $4.4 billion at March 31, 2007 from $4.2 billion at Dec. 31, 2006.
Business Results
     As previously announced, beginning in the first quarter of 2007 the Radio Systems business is reported as part of Mission Systems. Schedule 4 of this earnings release provides previously reported quarterly financial results and realigned results reflecting the transfer of Radio Systems from Space Technology to Mission Systems. First quarter 2006 operating results reflect the reclassification of the company’s reseller business from continuing to discontinued operations.
Information & Services

	First Quarter ($ Millions)
	2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Mission Systems	$1,362	$119	8.7%	$1,340	$125	9.3%

Information Technology	1,038	86	8.3%	929	80	8.6%

Technical Services	520	28	5.4%	383	24	6.3%

	$2,920	$233	8.0%	$2,652	$229	8.6%

     Information & Services first quarter 2007 sales increased 10 percent from the prior year period and include higher revenue for all three segments. The Mission Systems sales increase reflects revenue from the January 2007 acquisition of the Essex Corporation and higher volume for several Missile Systems programs, which was partially offset by lower volume in Command, Control and Intelligence programs. Information Technology sales rose 12 percent due to new state and local programs, including Virginia IT and San Diego County outsourcing and New York City Wireless programs, as well as higher volume for Intelligence programs. Technical Services sales increased 36 percent primarily due to the Nevada Test Site program.

Northrop Grumman Reports First Quarter 2007 Results	4

     Information & Services first quarter 2007 operating margin increased 2 percent from the first quarter of 2006 and includes higher operating margin in Information Technology and Technical Services and lower operating margin for Mission Systems. Mission Systems operating margin declined 5 percent primarily due to a favorable performance adjustment recorded in the 2006 first quarter for risk retirement on the ICBM program. For Information Technology, the higher operating margin and lower operating margin rate reflect a higher percentage of newly commenced state and local programs. The higher operating margin and lower operating margin rate for Technical Services are largely due to the impact of the Nevada Test Site program.
Aerospace

	First Quarter ($ Millions)
	2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Integrated Systems	$1,281	$160	12.5%	$1,416	$148	10.5%

Space Technology	754	59	7.8%	733	58	7.9%

	$2,035	$219	10.8%	$2,149	$206	9.6%

     Aerospace first quarter 2007 sales declined 5 percent from the prior year period due to lower volume in Integrated Systems, partially offset by higher sales in Space Technology. Integrated Systems sales declined 10 percent primarily due to lower volume for the E-2D Advanced Hawkeye, F-35 and EA-18G programs, as these programs transition from development to production. Lower volume on these programs was partially offset by higher volume for the F/A-18 (due to delivery of one additional unit), Euro Hawk and B-2 Support programs. Space Technology sales increased 3 percent, primarily due to higher volume for Satellite Communications, and Missile & Space Defense programs, partially offset by lower volume for Civil Space programs.
     Aerospace first quarter 2007 operating margin increased 6 percent from the prior year period. Integrated Systems operating margin rose 8 percent and operating margin rate improved over the prior year period. The improvement reflects the additional F/A-18 delivery and favorable adjustments on the F/A-18 (due to completion of production lot 5 and improved performance on production lot 6) and B-2 programs, which more than offset the impact of lower sales. Space Technology operating margin increased 2 percent.

Northrop Grumman Reports First Quarter 2007 Results	5

Electronics

First Quarter ($ Millions)
2007			2006
	Operating	%		Operating	%
Sales	Margin	of Sales	Sales	Margin	of Sales

$1,591	$181	11.4%	$1,504	$176	11.7%

     Electronics first quarter 2007 sales increased 6 percent from the prior year period principally due to higher sales for undersea, postal automation, and intelligence, surveillance and reconnaissance programs.
     Electronics first quarter 2007 operating margin increased 3 percent and reflects higher volume as well as lower amortization expense for purchased intangibles than in the prior year period. The decline in operating margin rate reflects the timing of favorable program performance adjustments. First quarter 2006 operating margin included favorable adjustments for improved program performance and contract closeouts.
Ships

First Quarter ($ Millions)
2007			2006
	Operating	%		Operating	%
Sales	Margin	of Sales	Sales	Margin	of Sales

$1,156	$79	6.8%	$1,133	$68	6.0%

     Ships first quarter 2007 sales rose 2 percent from the prior year period and included higher aircraft carrier, LPD, Coast Guard Deepwater and submarine revenues. Sales increases for these programs were partially offset by lower volume in the DDG 51 and LHD programs due to a now-concluded labor strike at the company’s Pascagoula, Mississippi shipyard, and lower volume on the DDG 1000 program as it transitions from development to detail design and production.
     Ships first quarter 2007 operating margin increased 16 percent from the prior year period due to higher volume and improved performance on the LPD and Virginia-class Block II submarine programs, which was partially offset by the impact of the labor strike.
First Quarter Highlights
•	The United States Postal Service awarded Northrop Grumman an $874.6 million fixed-price contract to provide 100 Flats Sequencing Systems designed to further automate the flats mail stream, which includes large envelopes, catalogs and magazines.

Northrop Grumman Reports First Quarter 2007 Results	6

•	The company announced a $287 million contract award from U.S. Air Force for the next production lot of RQ-4 Global Hawk unmanned aerial systems.

•	The German Ministry of Defence awarded a $559 million (Euro 430 million) contract to EuroHawk GmbH, a 50-50 joint-venture company formed by Northrop Grumman Corporation and EADS for the development, test and support of the Euro Hawk® unmanned signals intelligence surveillance and reconnaissance system.

•	The U.S. Navy awarded the company a $268 million contract for continuation of detail design efforts on the Zumwalt-class destroyer, DDG 1000. The contract runs through 2013.

•	The U.S. Army awarded Northrop Grumman a task order with a $267 million ceiling to develop Defense Knowledge Online, the largest portal task order ever awarded in the federal government.

•	The U.S. Marine Corps awarded Northrop Grumman Corporation a contract valued at $256.6 million to develop its new Ground/Air Task Oriented Radar (G/ATOR), which consolidates the missions of five Marine Corps radars into a single multi-role radar system.

•	The U.S. Air Force’s Oklahoma City Air Logistics Center awarded Northrop Grumman a one-year contract totaling more than $200 million to provide Performance-Based Logistics maintenance and sustainment support for the nation’s fleet of B-2 stealth bombers.

•	The General Services Administration awarded the company a $92 million, 48-month contract to provide information technology services to support a single, secure communications network for the Los Angeles Air Force Base.

•	The company was awarded a contract by the General Services Administration, Federal Systems Integration and Management Center, for the U.S. Army PEO-EIS, to provide an integrated Department of Defense biometrics system-of-systems enterprise solution that will integrate its worldwide biometrics efforts. The contract is valued at approximately $75 million.

•	The U.S. Army awarded Northrop Grumman a contract valued at up to $71 million to continue their support in system engineering, integration, and installation for the Counter-Rocket, Artillery, Mortar (C-RAM) program. C-RAM is helping protect U.S. and coalition troops against mortar and rocket attacks.

•	The U.S. Department of Defense awarded Northrop Grumman Corporation a follow-on contract valued at $67.7 million to provide systems engineering and integration support to AHLTA, the nation’s largest electronic health record system.

•	Northrop Grumman completed the acquisition of Essex Corporation.

Northrop Grumman Reports First Quarter 2007 Results	7

•	On April 10th, Northrop Grumman submitted a bid for the U.S. Air Force’s KC-135 Tanker Replacement Program, KC-X. Partner companies on Northrop Grumman’s KC-30 Tanker program include EADS, GE Aviation, Sargent Fletcher, Honeywell, Smiths Aerospace, Parker Aerospace, AAR Cargo Systems, and Telephonics Corporation.

•	The payload module for the first Advanced Extremely High Frequency military communications satellite was delivered ahead of schedule to the Sunnyvale, Calif., facilities of Lockheed Martin, prime contractor for the Advanced EHF program.

•	An aircraft in commercial revenue service, equipped with Northrop Grumman’s Guardian™ system, departed Los Angeles International Airport, marking the beginning of the operational test and evaluation portion of the U.S. Department of Homeland Security’s Counter-Man Portable Air Defense Systems program.

•	The amphibious transport dock ship New Orleans (LPD 18), one of the most technologically advanced sailor-friendly ships ever built, was commissioned into the U.S. Navy’s Pacific Fleet.

•	Northrop Grumman achieved its 37th Software Engineering Institute Capability Maturity Model Integration (CMMI ®) Level 5 rating, the highest possible rating for benchmarking commercial and defense industry best practices for management and engineering. The company has earned more CMMI ® Level 5 ratings than any other defense or commercial company to date.

•	The board of directors approved a 23 percent increase of the common stock quarterly dividend to $0.37 per share from $0.30 per share.

•	The company entered into a $600 million accelerated share repurchase agreement with Credit Suisse, New York Branch.

•	The board of directors elected Wesley G. Bush, 45, chief operating officer in addition to his title of president, and James F. Palmer, 57, corporate vice president and chief financial officer.

•	Donald E. Felsinger, chairman and chief executive officer of the board of directors of Sempra Energy was elected to the board of directors. Northrop Grumman’s board now totals 12 members, 11 of whom are non-employee directors.
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About Northrop Grumman
     Northrop Grumman Corporation is a $30 billion global defense and technology company whose 122,000 employees provide innovative systems, products, and solutions

Northrop Grumman Reports First Quarter 2007 Results	8

in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
     Northrop Grumman will webcast its earnings conference call at 12 p.m. EDT on April 24, 2007. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation, appeals and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; successful reduction of debt; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
# # #

Northrop Grumman Reports First Quarter 2007 Results	9

0107-182
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SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
FINANCIAL HIGHLIGHTS
($ in millions, except per share)
(unaudited)

	FIRST QUARTER
	2007	2006 (5)
OPERATING RESULTS HIGHLIGHTS
Total funded contract acquisitions (1)	$9,016	$12,275
Total sales	7,344	7,093
Total operating margin	681	604
Income from continuing operations	387	362
Net income	387	358
Diluted earnings per share from continuing operations	1.10	1.03

	FIRST QUARTER
	2007	2006 (5)
CASH FLOW HIGHLIGHTS
Net income	$387	$358
Depreciation & amortization	169	177
Non-cash pension/OPEB	47	119
Change in working capital	(384)	(774)
Deferred & payable income taxes	173	101
All other	8	(14)
Cash used in discontinued operations		(82)

Cash provided by (used in) operations	400	(115)
less: Capital expenditures	(158)	(173)
Outsourcing contract and related software costs	(30)

Free cash flow (deficit)(4)	$212	$(288)

	MAR 31,	DEC 31,
	2007	2006
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$362	$1,015
Accounts receivable, net	3,749	3,566
Inventoried costs, net	1,195	1,178
Property, plant, and equipment, net	4,544	4,531
Total debt	4,392	4,162
Net debt (2)	4,030	3,147
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,344	16,615
Total assets	32,045	32,009

Net debt to capitalization ratio (3)	19%	15%

(1)	Funded contract acquisitions represent amounts funded during the period on customer contractually obligated orders.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	The company defines free cash flow as cash from operations less capital expenditures and outsourcing contract and related software costs. Management uses free cash flow as an internal measure of financial performance. Free cash flow is not a recognized term under accounting principles generally accepted in the United States of America.

(5)	Certain prior period amounts have been reclassified to conform to the 2007 presentation.

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
OPERATING RESULTS
($ in millions, except per share)
(unaudited)

	FIRST QUARTER
	2007	2006 (3)
Sales and Service Revenues
Information & Services
Mission Systems	$1,362	$1,340
Information Technology	1,038	929
Technical Services	520	383

Total Information & Services	2,920	2,652

Aerospace
Integrated Systems	1,281	1,416
Space Technology	754	733

Total Aerospace	2,035	2,149

Electronics	1,591	1,504
Ships	1,156	1,133
Intersegment Eliminations	(358)	(345)

	$7,344	$7,093

Operating Margin and Net Income
Information & Services
Mission Systems	$119	$125
Information Technology	86	80
Technical Services	28	24

Total Information & Services	233	229

Aerospace
Integrated Systems	160	148
Space Technology	59	58

Total Aerospace	219	206

Electronics	181	176
Ships	79	68
Intersegment Eliminations	(29)	(26)

Total segment operating margin (1)	683	653

Reconciliation to operating margin
Unallocated expenses	(32)	(35)
Net pension adjustment(2)	33	(10)
Reversal of royalty income included above	(3)	(4)

Operating margin	681	604

Interest income	7	13
Interest expense	(89)	(90)
Other, net	(9)	(1)

Income from continuing operations before income taxes	590	526

Federal and foreign income taxes	203	164

Income from continuing operations	387	362

Discontinued operations, net of tax		(4)

Net income	$387	$358

Income from continuing operations	$387	$362

Preferred dividends	6

Income available to common shareholders from continuing operations	$393	$362

Weighted average diluted shares outstanding before Series B preferred dilution	351.9	350.8
Series B preferred dilution	6.4

Weighted average diluted shares outstanding	358.3	350.8

Diluted Earnings (Loss) Per Share Continuing operations	$1.10	$1.03
Discontinued operations		(.01)

Diluted Earnings Per Share	$1.10	$1.02

(1)	Management uses segment operating margin as an internal measure of financial performance for the individual business segments. Segment operating margin is not a recognized term under accounting principles generally accepted in the United States of America (GAAP).

(2)	Net pension adjustment includes pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.

(3)	Certain prior period amounts have been reclassified to conform to the 2007 presentation.

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
ADDITIONAL SEGMENT INFORMATION
($ in millions)
(unaudited)

	FUNDED
	CONTRACT ACQUISITIONS(1)
	FIRST QUARTER
	2007	2006(4)
Information & Services
Mission Systems	$1,696	$1,825
Information Technology	980	1,208
Technical Services	462	545

Total Information & Services	3,138	3,578

Aerospace
Integrated Systems	1,745	2,707
Space Technology	794	1,509

Total Aerospace	2,539	4,216

Electronics	2,721	1,779
Ships	976	3,054
Intersegment Eliminations	(358)	(352)

Total	$9,016	$12,275

	TOTAL BACKLOG
	March 31, 2007			December 31, 2006
			TOTAL			TOTAL
	FUNDED(2)	UNFUNDED(3)	BACKLOG	FUNDED(2)	UNFUNDED(3)	BACKLOG
Information & Services
Mission Systems	$3,453	$8,402	$11,855	$3,119	$8,488	$11,607
Information Technology	2,609	1,673	4,282	2,667	1,840	4,507
Technical Services	1,317	3,667	4,984	1,375	3,973	5,348

Total Information & Services	7,379	13,742	21,121	7,161	14,301	21,462

Aerospace
Integrated Systems	4,749	4,100	8,849	4,285	4,934	9,219
Space Technology	1,663	6,689	8,352	1,623	7,138	8,761

Total Aerospace	6,412	10,789	17,201	5,908	12,072	17,980

Electronics	7,715	1,463	9,178	6,585	1,583	8,168
Ships	10,674	2,122	12,796	10,854	2,566	13,420

Total	$32,180	$28,116	$60,296	$30,508	$30,522	$61,030

(1)	Funded contract acquisitions represent amounts funded during the period on customer contractually obligated orders.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

(4)	Certain prior period amounts have been reclassified to conform to the 2007 presentation.

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
REALIGNED SEGMENT OPERATING RESULTS
($ in millions)
(unaudited)

	AS REPORTED							REALIGNED
			2006							2006
	Year Ended		Three Months Ended				Total	Year Ended		Three Months Ended				Total
NET SALES	2004	2005	Mar 31	Jun 30	Sep 30	Dec 31	Year	2004	2005	Mar 31	Jun 30	Sep 30	Dec 31	Year

Information & Services
Mission Systems	$4,586	$5,017	$1,232	$1,295	$1,234	$1,313	$5,074	$5,087	$5,494	$1,340	$1,407	$1,340	$1,407	$5,494
Information Technology	3,462	3,771	948	993	1,039	1,051	4,031	3,462	3,736	929	976	1,023	1,034	3,962
Technical Services	1,492	1,533	351	402	535	501	1,789	1,534	1,617	383	431	526	518	1,858

Total Information & Services	9,540	10,321	2,531	2,690	2,808	2,865	10,894	10,083	10,847	2,652	2,814	2,889	2,959	11,314

Aerospace
Integrated Systems	4,610	5,489	1,416	1,383	1,317	1,384	5,500	4,610	5,489	1,416	1,383	1,317	1,384	5,500
Space Technology	3,269	3,395	855	865	782	849	3,351	2,723	2,866	733	738	699	753	2,923

Total Aerospace	7,879	8,884	2,271	2,248	2,099	2,233	8,851	7,333	8,355	2,149	2,121	2,016	2,137	8,423

Electronics	6,390	6,602	1,504	1,610	1,669	1,795	6,578	6,390	6,602	1,504	1,610	1,669	1,795	6,578

Ships	6,252	5,786	1,133	1,437	1,238	1,513	5,321	6,252	5,786	1,133	1,437	1,238	1,513	5,321

Other	230	42						230	42

Intersegment Eliminations	(1,291)	(1,568)	(346)	(384)	(381)	(385)	(1,496)	(1,288)	(1,565)	(345)	(381)	(379)	(383)	(1,488)

Total Sales and Service Revenue	$29,000	$30,067	$7,093	$7,601	$7,433	$8,021	$30,148	$29,000	$30,067	$7,093	$7,601	$7,433	$8,021	$30,148

SEGMENT OPERATING MARGIN

Information & Services
Mission Systems	$314	$374	$113	$125	$119	$113	$471	$364	$424	$125	$144	$131	$119	$519
Information Technology	246	328	84	86	95	87	352	246	322	80	84	92	86	342
Technical Services	71	89	19	33	35	22	110	75	100	24	38	34	24	120

Total Information & Services	631	791	216	244	249	222	933	685	846	229	266	257	229	981

Aerospace
Integrated Systems	431	499	148	141	137	125	551	431	499	148	141	137	125	551
Space Technology	236	274	71	81	73	68	293	182	219	58	60	66	61	245

Total Aerospace	667	773	219	222	210	193	844	613	718	206	201	203	186	796

Electronics	661	702	176	172	195	201	744	661	702	176	172	195	201	744

Ships	395	249	68	129	76	120	393	395	249	68	129	76	120	393

Other	(3)	(17)						(3)	(17)

Intersegment Eliminations	(59)	(84)	(26)	(25)	(34)	(30)	(117)	(59)	(84)	(26)	(26)	(35)	(30)	(117)

Total Segment Operating Margin (1)	$2,292	$2,414	$653	$742	$696	$706	$2,797	$2,292	$2,414	$653	$742	$696	$706	$2,797

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.